Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

Banc of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share ("Common Stock")(2)	Rule 457(c) and 457(h)	4,264,052(3)	$18.47	$78,757,040.44(4)	0.0001381	$10,876.35
Total Offering Amounts					$78,757,040.44		$10,876.35
Total Fee Offsets							$0
Net Fee Due							$10,876.35

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Pursuant to Rule 416(c), this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(3)
Represents (i) 3,264,052 shares of Common Stock, issuable pursuant to awards that may be granted under the Second A&R 2018 Plan, and (ii) 1,000,000 shares of Common Stock issuable pursuant to the 401(k) Plan.

(4)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on May 4, 2026.